Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

SERIES A CONTINGENT CONVERTIBLE CUMULATIVE REDEEMABLE

PREFERRED STOCK

OF

AV HOMES, INC.

Pursuant to Section 151 of the

General Corporation Law

of the State of Delaware

AV Homes, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Sections 103 and 151 thereof, hereby certifies that:

FIRST: The Certificate of Incorporation of the Corporation authorizes the issuance of 10,000,000 shares of preferred stock, par value $0.10 per share, of the Corporation, and authorizes the Board of Directors of the Corporation to provide for the issuance of all or any shares of the preferred stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series;

SECOND: The Board of Directors, in accordance with the provisions of the Certificate of Incorporation and the by-laws of the Corporation and applicable law, adopted the following resolution on June 19, 2013, providing for the issuance of a series of six hundred sixty five thousand, seven hundred fifty four and three tenths (665,754.3) shares of preferred stock of the Corporation designated as “Series A Contingent Convertible Cumulative Redeemable Preferred Stock.”

RESOLVED, that pursuant to the provisions of the Certificate of Incorporation and the by-laws of the Corporation and applicable law, a series of preferred stock, par value $0.10 per share, of the Corporation be, and the same hereby is, created, and that the number of shares of such series, and the voting and other powers, designations, preferences and other rights, and the qualifications, limitations and restrictions of the shares of such series, are as follows:

Section 1. Designation, Amount and Rank.

(a) Rank. This series of preferred stock is designated as Series A Contingent Convertible Cumulative Redeemable Preferred Stock, par value $0.10 per share, (the “Series A Preferred Stock”). The number of shares constituting the Series A Preferred Stock shall be six hundred sixty five thousand, seven hundred fifty four and three tenths (665,754.3). The Series A Preferred Stock, both as to payment of dividends and to distribution of assets upon redemption of such shares or liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall rank (a) senior to the Common Stock and each other class or series of capital stock of the Corporation hereafter created that does not expressly rank pari passu with or senior to the shares of Series A Preferred Stock as to payment of dividends and to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (collectively, the “Junior Stock”) and (b) pari passu with any class or series of preferred stock established in accordance with the terms of the Certificate of Incorporation, the terms of which specifically provide that such class or series of capital stock ranks on a parity with the Series A Preferred Stock as to payment of dividends and to distribution of assets upon redemption of such shares or liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (the “Parity Stock”).

(b) Certain Definitions.

(i) “Applicable Quarterly Dividend Rate” shall mean, with respect to any share of Series A Preferred Stock then issued and outstanding, (A) eight percent (8%) per annum for the first three (3) Series A Quarterly Periods beginning on the Mandatory Dividend Commencement Date, (the “Initial Period”), (B) three percent (3%) per fiscal quarter for the four (4) Series A Quarterly Periods immediately following the Initial Period and (C) three and three-quarters percent (3.75%) per fiscal quarter for each Series A Quarterly Period thereafter.

(ii) “Beneficial Ownership” means, with respect to any Security, the ownership of such Security by any “Beneficial Owner,” as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that, in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.

(iii) “Business Day” shall mean any Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

(iv) “Change of Control” means (i) a sale of all or substantially all of the direct or indirect assets of the Company (including by way of any reorganization, merger, consolidation or other similar transaction) (other than to TPG or any of its Affiliates), (ii) a direct or indirect acquisition of Beneficial Ownership of Voting Securities of the Corporation by another Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (other than TPG or any of its Affiliates) by means of any transaction or series of transactions (including any reorganization, merger, consolidation, joint venture, share transfer or other similar transaction), pursuant to which the stockholders of the Company immediately preceding such transaction or transactions collectively Beneficially Own, following the consummation of such transaction or transactions, less than fifty percent (50%) of the Voting Securities of the Corporation or the surviving entity, as the case may be, or (iii) the obtaining by any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (other than TPG or any of its Affiliates) of the power (whether or not exercised) of the power to elect a majority of the members of the Board (or similar governing body).

(v) “Change of Control Price” means the Average Closing Price as of the date that is five (5) Business Days prior to the date that the Change of Control is consummated, or the last Trading Day immediately prior to such measurement date; provided, that such price shall not be less than the fair market value of the consideration actually received by stockholders with respect to a share of Common Stock pursuant to such Change of Control.

(vi) “Issue Date” shall mean the first date on which a share of Series A Preferred Stock is issued.

(vii) “Liquidation Preference” shall mean $ 146.50 per share of Series A Preferred Stock, as such amount may be adjusted from time to time pursuant to, and in accordance with, the terms hereof.

(viii) “Make-Whole Amount” means an amount equal to the aggregate amount of all dividends that would have accrued on a share of Series A Preferred Stock pursuant to Section 2(b) from the date of consummation of the Change of Control (in the case of a redemption pursuant to Section 4(b) hereof) or the Redemption Date (in the case of a redemption pursuant to Section 4(c) hereof) through the date that is the fifth (5th) anniversary of the Issue Date (which, for the avoidance of doubt, shall be calculated assuming that no dividends will be declared pursuant to Section 2(a) hereof, and shall not be subject to any discount rate).

(ix) “Mandatory Dividend Commencement Date” shall mean one hundred eighty (180) days after the Issue Date.

(x) “NASDAQ” means the securities trading exchange operating under that name operated by NASDAQ OMX Group, Inc., including its Global Select Market, its Global Market and its Capital Market, as applicable to any specific securities.

(xi) “Person” means an individual, corporation, partnership, limited liability company, association, trust, or other entity or organization, including any governmental authority.

(xii) “Securities” means capital stock, limited partnership interests, limited liability company interests, beneficial interests, warrants, options, restricted stock units, notes, bonds, debentures, and other securities, equity interests, ownership interests and similar obligations of every kind and nature of any Person.

(xiii) “Series A Quarterly Period” shall mean the three (3) month period commencing at the Mandatory Dividend Commencement Date or on the day after the end of the prior Series A Quarterly Period.

(xiv) “TPG” means TPG Aviator, L.P.

(xv) “Voting Securities” means at any time shares of any class of capital stock or other Securities of the Corporation that are then entitled to vote generally in the election of directors and not solely upon the occurrence and during the continuation of certain specified events, and any evidence of indebtedness, shares of capital stock (other than Common Stock) or other Securities (including options, warrants and similar securities) that may be converted into, exercised for, or otherwise exchanged for such shares of capital stock.

Section 2. Dividend Rights.

(a) Dividends on Common Stock. If the Corporation declares, pays or sets aside for payment any dividend on any share of Common Stock, then at the time of such dividend the Corporation shall simultaneously pay a dividend on each issued and outstanding share of Series A Preferred Stock, such payment to be in the same form as is being paid to the holders of Common Stock and in an amount equal to the product of (i) the dividend payable on each share of Common Stock multiplied by (ii) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock (without taking into account any limitations or restrictions on the convertibility of the shares of Series A Preferred Stock), in each instance as calculated on the record date for determination of holders entitled to receive such dividend. Such dividend will be paid to the holders of record at the close of business on the date specified by the Board at the time such dividend is declared no more than thirty (30) days prior to the date fixed for payment thereof.

(b) Mandatory Dividends on Series A Preferred. The Corporation shall pay quarterly dividends in cash (except as provided below) when, as and if declared by the Board, out of funds legally available therefor as provided by the General Corporation Law of the State of Delaware. (“Legally Available Funds”), on each issued and outstanding share of Series A Preferred Stock in an amount, if positive, equal to (i) the Liquidation Preference of such share of Series A Preferred Stock multiplied by the Applicable Quarterly Dividend Rate minus (ii) the amount of any dividend paid on such share of Series A Preferred Stock pursuant to Section 2(a) during the Series A Quarterly Period to which such quarterly dividend relates. Such dividends shall accrue daily, be cumulative and payable (if declared) quarterly on each January 15, April 15, July 15 and October 15, with respect to the prior Series A Quarterly Period, commencing on the Mandatory Dividend Commencement Date (except that if any such date is not a Business Day, then such dividend will be payable on the next succeeding Business Day) to the holders of record at the close of business on the date specified by the Board at the time such dividend is declared no more than thirty (30) days prior to the date fixed for payment thereof. Dividends on a share of Series A Preferred Stock pursuant to this Section 2(b) shall begin to accrue and be cumulative from the Mandatory Dividend Commencement Date to and including the first to occur of (i) the date on which all amounts owed with respect to such share of Series A Preferred Stock are paid by the Corporation to the holder thereof in connection with the redemption of such share pursuant to Section 4 hereof or the liquidation of the Corporation pursuant to Section 5 hereof, (ii) the date on which such share of Series A Preferred Stock is converted into shares of Common Stock hereunder (on which date all accrued and unpaid dividends thereon whether or not accrued shall be paid), or (iii) the date on which such share is otherwise acquired and paid for by the Corporation. At the Corporation’s option, the dividends payable pursuant to this Section 2(b) during the Initial Period may be paid by the issuance of additional shares of Series A Preferred

Stock with a Liquidation Preference equal to the amount of the dividend; provided, however, that the Corporation shall pay such dividends in cash instead of issuing such additional shares of Series A Preferred Stock if, immediately after giving effect to such proposed issuance and assuming (immediately following such proposed issuance) the conversion of all such shares of Series A Preferred Stock then held by TPG and its affiliates, TPG and its affiliates would Beneficially Own in excess of forty-nine percent (49%) of the Common Stock issued and outstanding.

(c) Cumulative Dividends. Each dividend pursuant to Section 2(b) shall be fully cumulative, to the extent not previously paid, and will accrue daily whether or not the Corporation has earnings, whether or not there are Legally Available Funds and whether or not such dividends are declared. Dividends not paid in full on the dates set forth above (whether or not declared) shall accrue in the amount provided in Section 2(b), compounded each Series A Quarterly Period at the Applicable Quarterly Dividend Rate, until such dividends are paid. Any dividend payment with respect to the Series A Preferred Stock shall first be credited against any prior accrued and unpaid dividends. No dividends shall be set apart for or paid upon the Common Stock or any other shares of stock ranking junior to the Series A Preferred Stock unless all such cumulative dividends on the Series A Preferred Stock have been paid in full or declared and set aside for payment. Dividend payments shall be made pari passu with the dividend payments on the Parity Stock.

(d) Pro Rata Distribution. All dividends paid with respect to the Series A Preferred Stock pursuant to this Section 2 shall be paid pro rata in respect of each share of Series A Preferred Stock entitled thereto. In the event that the Legally Available Funds available for the payment of dividends shall be insufficient for the payment of the entire amount of dividends payable with respect to the Series A Preferred Stock on any date on which the Board has declared the payment of a dividend or otherwise, the amount of any available surplus shall be allocated for the payment of dividends with respect to the Series A Preferred Stock and any other shares of capital stock that are ranked pari passu as to dividends pro rata based upon the amount of accrued and unpaid dividends of such shares of capital stock.

Section 3. Voting Rights.

(a) General. Except as otherwise set forth in this Section 3, or except as otherwise from time to time required by applicable law, the holders of shares of Series A Preferred Stock will have no voting rights.

(b) Right to Vote in Certain Circumstances. So long as any shares of Series A Preferred Stock remain outstanding, the Corporation will not without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Corporation into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Corporation’s Certificate of Incorporation or this

Certificate of Designation, whether by merger, consolidation or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any Event set forth in (ii) above, so long as the Series A Preferred Stock remains outstanding with the rights, preferences, privileges and voting power thereof unchanged in any material and adverse respect, taking into account that upon the occurrence of an Event, the Corporation may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series A Preferred Stock; and provided further that (x) any increase in the amount of authorized preferred stock or the creation or issuance of any series of preferred stock, or (y) any increase in the amount of authorized shares of such series, in each case ranking on parity with or junior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers. Except as provided above and as required by law, the holders of Series A Preferred Stock are not entitled to vote on any merger or consolidation involving the Corporation, on any share exchange, on a sale of all or substantially all of the assets of the Corporation or on any other similar reorganization or change of control transaction.

Section 4. Redemption Rights.

(a) By the Holders of Series A Preferred Stock Following Fifth Anniversary.

(i) From and after the fifth (5th) anniversary of the Issue Date (or at any time from and after the Issue Date in the event that the Corporation has failed to pay any accrued dividends on any share of Series A Preferred Stock for a period of three (3) or more successive Series A Quarterly Periods), each holder of Series A Preferred Stock will have the right, at such holder’s option, to require that the Corporation, to the extent it shall have Legally Available Funds therefor, redeem all but not less than all of such holder’s Series A Preferred Stock at a redemption price per share of Series A Preferred Stock (to be paid in cash by wire transfer of immediately available funds) equal to the greater of (A) the Liquidation Preference of a share of Series A Preferred Stock plus the amount of any accrued but unpaid dividends thereon to the date fixed for redemption, without interest, and (B) the Average Closing Price multiplied by the number of shares of Common Stock into which a share of Series A Preferred Stock could be converted in accordance with Section 6 (but, for purposes of this clause (B), without taking into account any limitations or restrictions on the convertibility of the shares of Series A Preferred Stock and without taking into account any adjustment to the Conversion Ratio pursuant to Section 6(g)), in each case measured as of the date on which the Corporation receives a General Election Notice or the last Trading Day immediately prior to such date, in each instance pursuant to this Section 4(a)(i). A holder may exercise this option by delivering notice of such exercise to the Corporation (a “General Election Notice”), which General Election Notice shall certify (x) such holder’s address, (y) the number of shares of Series A Preferred Stock held by such holder and (z) the holder’s desired date of redemption, which shall be a Business Day that is no earlier than thirty (30) days and no later than sixty (60) days from the date such notice is sent, or such later date as may be required to comply with the requirements of applicable law. “Average Closing Price” shall mean, as of any date, the average closing price per share of the Common Stock on the NASDAQ (or if the Corporation’s Common Stock is not listed on the NASDAQ, then on the principal U.S. securities exchange on which the Common Stock is listed or, if the Common Stock is not listed on a U.S. national or regional securities exchange, then on the principal other market on which the Common Stock is then traded or quoted) as reported by Bloomberg L.P. for the twenty (20) Trading Days immediately preceding such date. “Trading Day” means a day during which trading in securities generally occurs (from 9:30 a.m. to 4:00 p.m. (New York City time)) on the NASDAQ or, if the Corporation’s Common Stock is not listed on the NASDAQ, then a day during which trading in securities generally occurs on the principal U.S. securities exchange on which the Common Stock is listed or, if the Common Stock is not listed on a U.S. national or regional securities exchange, then on the principal other market on which the Common Stock is then traded or quoted.

(ii) Within fifteen (15) days following the receipt of any General Election Notice, the Corporation shall deliver a notice to each holder of Series A Preferred Stock who has delivered a General Election Notice (a “General Redemption Notice”), at such holder’s address specified in the General Election Notice, stating (A) the closing date on which such redemption shall occur, which date shall be the date set forth in the applicable General Election Notice or, at the option of the Corporation, a date that is no later than one hundred eighty (180) days after the date specified in the General Election Notice, (B) the price per share of Series A Preferred Stock to be redeemed, as calculated in accordance with the applicable General Election Notice and (C) the place or places where certificates for such shares of Series A Preferred Stock are to be surrendered for payment of the applicable redemption price.

(iii) On the closing date set forth in any General Redemption Notice, the Corporation will, to the extent lawful, purchase from such holder of Series A Preferred Stock (but only upon surrender by such holder at the Corporation’s office specified in the General Redemption Notice of the certificates representing such shares or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Corporation), such holder’s shares of Series A Preferred Stock at a price per share (to be paid in cash by wire transfer of immediately available funds) specified in the General Redemption Notice.

(iv) Upon receipt of any General Election Notice, the Corporation shall apply its Legally Available Funds to such redemption. If on any applicable closing date for a redemption specified in any General Redemption Notice, the Corporation does not have sufficient Legally Available Funds to redeem all shares of Series A Preferred Stock that the holders have elected to be redeemed, then the Corporation shall ratably redeem the maximum number of shares that may be redeemed with such Legally Available Funds and, except to the extent a holder withdraws its General Election Notice, shall redeem such remaining shares to the extent it subsequently has any additional Legally Available Funds. Notwithstanding the foregoing, if the Corporation does not have sufficient Legally Available Funds on any applicable closing date specified in any General Redemption Notice to redeem all shares of Series A Preferred Stock that holders have elected to be redeemed, or otherwise materially fails to comply with any provisions of this Section 4, which failure has not been remedied within ten (10) days after notice to the Company thereof, the Applicable Quarterly Dividend Rate shall be three percentage points (3%) per annum (0.75% per quarter) higher than the otherwise applicable Applicable Quarterly Dividend Rate for each Series A Quarterly Period that commences after the then-current Series A Quarterly Period and prior to the date such failure has been remedied with respect to any shares of Series A Preferred Stock that remain outstanding, and the applicable redemption price for any such share of Series A Preferred Stock redeemed thereafter shall be the greater of (i) the redemption price set forth in the original General Redemption Notice, as adjusted to reflect all unpaid dividends accrued on such share on the date the redemption price for such share is paid in full, and (ii) the Average Closing Price multiplied by the number of shares of Common Stock into which a share of Series A Preferred Stock could be converted in accordance with Section 6 (but, for purposes of this clause (ii), without taking into account any limitations or restrictions on the convertibility of the shares of Series A Preferred Stock and without taking into account any adjustment to the Conversion Ratio pursuant to Section 6(g)), measured as of the date that is three (3) Business Days prior to the date the redemption price for such share is paid in full.

(v) No share of Series A Preferred Stock that is redeemed in accordance with this Section 4(a) shall be entitled to receive any dividends in respect thereof after the date on which the payments required by this Section 4(a) are paid or set apart for payment to the holder of such share of Series A Preferred Stock in accordance with the terms hereof. From and after the receipt of all such payments in cash in full, all rights of the holder of such share of Series A Preferred Stock shall, in respect of such share of Series A Preferred Stock, cease, and such share of Series A Preferred Stock shall no longer be deemed to be outstanding.

(b) By the Holders of Series A Preferred Stock Upon Change of Control.

(i) Upon the public announcement of a Change of Control approved by the Board, or, if a Change of Control otherwise occurs, the Corporation shall promptly notify each holder of Series A Preferred Stock of such approval or occurrence, and of the general terms of such transaction. Each such holder shall then have the right, during the twenty (20) day period following receipt of such notice from the Company (the “Option Period”), at such holder’s option, to require that the Corporation redeem all (but not less than all) of such holder’s Series A Preferred Stock at a redemption price per share of Series A Preferred Stock (to be paid in cash by wire transfer of immediately available funds) equal to the greater of (A) the sum of (I) the Liquidation Preference of a share of Series A Preferred Stock plus the amount of any accrued but unpaid dividends thereon to the date of the Change of Control, without interest, plus (II) the Make-Whole Amount, if the date of consummation of the Change of Control occurs prior to the date that is the fifth anniversary of the Issue Date, and (B) the Change of Control Price multiplied by the number of shares of Common Stock into which a share of Series A Preferred Stock could be converted in accordance with Section 6 (but, for purposes of this clause (B), without taking into account any limitations or restrictions on the convertibility of the shares of Series A Preferred Stock and without taking into account any adjustment to the Conversion Ratio pursuant to Section 6(g)). A holder may exercise this option by delivering notice to the Corporation during the Option Period of such exercise (a “Change of Control Election Notice”), which Change of Control Election Notice shall certify (A) such holder’s address, and (B) the number of shares of Series A Preferred Stock held by such holder.

(ii) Within five (5) days following the receipt of any Change of Control Election Notice, the Corporation shall deliver a notice to each holder of Series A Preferred Stock who has delivered a Change of Control Election Notice (a “Change of Control Redemption Notice”), at

such holder’s address specified in the Change of Control Election Notice, stating (A) the estimated price per share of Series A Preferred Stock to be redeemed, as calculated in accordance with the applicable Change of Control Election Notice and (B) the place or places where certificates for such shares of Series A Preferred Stock are to be surrendered for payment of the applicable redemption price.

(c) By the Corporation.

(i) From and after the one (1) year anniversary of the Issue Date and until the two (2) year anniversary of the Issue Date, the Corporation shall have the right, at its option, at any time, to redeem all (but not less than all) of the outstanding shares of Series A Preferred Stock at a redemption price per share of Series A Preferred Stock (the “Call Price”) equal to the greater of (A) the sum of (I) the Liquidation Preference of a share of Series A Preferred Stock plus the amount of any accrued but unpaid dividends thereon to the date fixed for redemption, without interest, plus (II) the Make-Whole Amount, and (B) the Average Closing Price multiplied by the number of shares of Common Stock into which a share of Series A Preferred Stock could be converted in accordance with Section 6 (but, for purposes of this clause (B), without taking into account any limitations or restrictions on the convertibility of the shares of Series A Preferred Stock and without taking into account any adjustment to the Conversion Ratio pursuant to Section 6(g)), in each case measured as of the date on which the Corporation delivers a Call Notice, or the last Trading Day immediately prior to such date, pursuant to this Section 4(c).

(ii) The Corporation may exercise its option pursuant to this Section 4(c) by delivering notice of such exercise (a “Call Notice”) to each holder of Series A Preferred Stock at such holder’s address as it shall appear in the records of the Corporation or such other address as such holder shall specify to the Corporation in writing from time to time, stating (i) the date of redemption (the “Redemption Date”), which shall be a Business Day that is no earlier than thirty (30) days and no later than sixty (60) days from the date such notice is sent, or such later date as may be necessary to comply with the requirements of applicable law including the Exchange Act, and (ii) the estimated Call Price, (iii) the place or places where certificates for such shares of Series A Preferred Stock are to be surrendered for payment, and (iv) that dividends on shares of Series A Preferred Stock shall cease to accrue on the Redemption Date.

(iii) Redemption pursuant to this Section 4(c) shall become effective on the Redemption Date. On or before the applicable Redemption Date, each holder of outstanding shares of Series A Preferred Stock shall surrender the certificate or certificates representing such shares (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Corporation) to the Corporation at the place or places specified in the Call Notice, and upon receipt thereof by the Corporation the aggregate Call Price for such redeemed shares shall be immediately due and payable in cash to the record holder of the shares of Series A Preferred Stock being redeemed. If a Call Notice has been delivered in accordance with Section 4(c)(ii) and if the funds necessary for redemption have been paid to, or set aside by the Corporation for payment to, the holders of Series A Preferred Stock, then from and after the redemption date, whether or not a holder has surrendered its certificate or certificates representing its shares (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Corporation), distributions will cease to accrue on the Series A Preferred Stock, the Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of Series A Preferred Stock as holders thereof will terminate, except the right to receive the aggregate Call Price for the shares of Series A Preferred Stock held by each such holder.

Section 5. Liquidation Rights.

(a) Liquidation Payment. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, then out of the assets of the Corporation before any distribution or payment to the holders of Junior Stock (as to dividends or upon liquidation, dissolution or winding up), the holders of the Series A Preferred Stock shall be entitled to be paid, in respect of each share of Series A Preferred Stock, the greater of (i) the Liquidation Preference, plus accrued and unpaid dividends whether or not declared, if any, (or a pro rata portion thereof with respect to fractional shares), to the date of final distribution and (ii) the amount that such holder would have been entitled to receive in respect of the Common Shares into which such share of Series A Preferred Stock could have been converted assuming that, immediately prior to such event of liquidation, dissolution or winding up of the Corporation, all holders of Series A Preferred Stock had, pursuant to, and in accordance with, Section 6, converted all shares of Series A Preferred Stock into shares of Common Stock (without taking into account any limitations or restrictions on the convertibility of the shares of Series A Preferred Stock). Except as provided in this Section 5(a), the holders of the Series A Preferred Stock shall be entitled to no other or further distribution in connection with such liquidation, dissolution or winding up.

(b) Pro Rata Distribution. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to the holders of Series A Preferred Stock and the Parity Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to the holders of the Series A Preferred Stock and the Parity Stock shall be distributed among and paid to the holders of the Series A Preferred Stock and the Parity Stock, ratably in proportion to the respective amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

Section 6. Conversion.

(a) Conversion by the Holders of Series A Preferred Stock. Pursuant to, and in accordance with, the provisions of this Section 6, a holder of Series A Preferred Stock shall have the right, at such holder’s option at any time following the approval by the requisite holders of Common Stock of the conversion rights set forth in this Section 6, as obtained in accordance with the applicable rules of the NASDAQ (such conversion rights, the “Preferred Stock Conversion Rights” and the requisite approval by the holders of the Common Stock of the Preferred Stock Conversion Rights, the “Stockholder Approval”), to convert all or a portion of such shares into the number of fully paid and non-assessable shares of Common Stock obtained by multiplying the number of shares of Series A Preferred Stock being converted by the Conversion Ratio (as in effect at the time of such conversion) by surrendering such Series A Preferred Stock to be converted; provided, that, if the Conversion Ratio has been adjusted pursuant to Section 6(g) prior to conversion pursuant to this Section 6(a), then the Company may elect in its sole discretion to convert such shares using the Conversion Ratio that would apply if such adjustment did not occur, and pay cash in lieu of the additional shares of Common Stock that would otherwise have been received by the holder upon such conversion if the actual Conversion Ratio had been used. Such surrender shall be made in accordance with Section 6(c). The “Conversion Ratio” with respect to any share of Series A Preferred Stock shall initially be equal to ten (10) shares of Common Stock per share of Series A Preferred Stock, subject to adjustment as set forth herein.

(b) Conversion by the Corporation. The Corporation shall have the right at any time following the Stockholder Approval of the Preferred Stock Conversion Rights to convert all shares of Series A Preferred Stock into the number of fully paid and non-assessable shares of Common Stock obtained by multiplying the number of shares of Series A Preferred Stock being converted by the Conversion Ratio (as in effect at the time of such conversion) by providing notice of such conversion to the record holders of the Preferred Stock; provided, that, if the Conversion Ratio has been adjusted pursuant to Section 6(g) prior to conversion pursuant to this Section 6(b), then the Company may elect in its sole discretion to convert such shares using the Conversion Ratio that would apply if such adjustment did not occur, and pay cash in lieu of the additional shares of Common Stock that would otherwise have been received by the holder upon such conversion if the actual Conversion Ratio had been used.

(c) Manner of Conversion.

(i) In order to convert a share of Series A Preferred Stock pursuant to Section 6(a), the holder of such share to be converted shall surrender to the Corporation the certificate representing such share, duly endorsed or assigned to the Corporation or in blank (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Corporation), accompanied by written notice to the Corporation (in the case of conversion pursuant to Section 6(a)) that the holder thereof elects to convert such Series A Preferred Stock.

(ii) Until a holder of a share of Series A Preferred Stock converted pursuant to Section 6(b) surrenders to the Corporation the certificate that represented such share of Series A Preferred Stock, duly endorsed or assigned to the Corporation or in blank (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Corporation), the certificate that represented such share of Series A Preferred Stock shall represent the number of shares of Common Stock into which such share of Series A Preferred Stock was converted.

(iii) Unless the shares of Common Stock issuable on conversion are to be issued in the same name as the name in which such Series A Preferred Stock are registered, each share of Series A Preferred Stock surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder’s duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

(iv) As promptly as practicable after the surrender of certificates of Series A Preferred Stock in accordance with Section 6(c)(i), the Corporation shall issue and shall deliver at such office to such holder, or on such holder’s written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such Series A Preferred Stock in accordance with the provisions of this Section 6, and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in paragraph (e) of this Section 6.

(v) Each conversion pursuant to Section 6(a) shall be deemed to have been effected immediately prior to the close of business on the date on which certificates for the Series A Preferred Stock (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Corporation) have been surrendered and such notice received by the Corporation in the manner required hereby (the “Conversion Date”). Each conversion pursuant to Section 6(b) shall be deemed to have been effected immediately prior to the close of business on the date on which the Corporation delivers notice of such conversion to the holders of the Series A Preferred Stock. The person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon any such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at the time on the date such conversion is deemed to have been effected and such conversion shall be at the Conversion Ratio in effect at such time on such date unless the stock transfer books of the Corporation shall be closed on that date, in which event such conversion shall have been deemed to have been effected and such person or persons shall be deemed to have become the holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Ratio in effect on the date on which such conversion would have been effective if the stock transfer books of the Corporation had not been closed.

(d) Accrued Dividends. Upon the conversion of each share of Series A Preferred Stock and contemporaneously with the deliveries contemplated by Section 6(c)(iv), the Corporation shall pay to the holder of such share all accrued but unpaid dividends earned in respect of such share, such payment to be, at the election of the Corporation, either in cash (by wire transfer of immediately available funds) or by the issuance of the number of additional shares of Common Stock into which a number of shares of Series A Preferred Stock with a Liquidation Preference equal to the amount of such accrued but unpaid dividends could then have been converted; provided, however, that such payment shall be in cash if TPG and its affiliates would Beneficially Own in excess of forty-nine percent (49%) of the Common Stock issued and outstanding immediately after such payment if such payment were made through the issuance of additional shares of Common Stock.

(e) Fractional Shares. No fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the conversion of Series A Preferred Stock, the Corporation shall pay to the holder of such share an amount in cash equal to the trailing five (5) day average closing price of a share of Common Stock on the NASDAQ (the “Current Common Stock Market Price”), measured as of the date immediately preceding the date of conversion. If more than one share of Series A Preferred Stock shall be surrendered for conversion at one time by the share holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series A Preferred Stock so surrendered.

(f) Adjustment of Conversion Ratio. The Conversion Ratio shall be adjusted from time to time as follows:

(i) If the Corporation shall, while any shares of Series A Preferred Stock are outstanding, (A) pay a dividend or make a distribution with respect to its capital stock in shares of its Common Stock, (B) subdivide its outstanding Common Stock into a greater number of shares, (C) combine its outstanding Common Stock into a smaller number of shares or (D) issue any shares of capital stock by reclassification of its Common Stock, the Conversion Ratio in effect at the opening of business on the day next following the date fixed for the determination of stockholders entitled to receive such dividend or distribution (in the case of the foregoing clause (A)), or at the opening of business on the day following the day on which such subdivision, combination or reclassification becomes effective (in the cases of the foregoing clauses (B), (C) and (D)), shall be adjusted and shall become effective immediately so that the holder of any Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such Series A Preferred Stock been converted immediately prior to the record date (in the case of the foregoing clause (A)) or the effective date (in the cases of the foregoing clauses (B), (C) and (D)).

(ii) If the Corporation shall, while any shares of Series A Preferred Stock are outstanding, issue rights, options or warrants to all holders of Common Stock entitling them to subscribe for or purchase Common Stock at a price per share less than the Current Common Stock Market Price, measured as of the record date for the determination of stockholders entitled to receive such rights or warrants, then the Conversion Ratio in effect at the opening of business on the day next following such record date shall be adjusted to equal the ratio determined by dividing (A) the Conversion Ratio in effect immediately prior to the opening of business on the day immediately following the date fixed for such determination by (B) a fraction, the numerator of which shall be the sum of (I) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination plus (II) the number of shares of Common Stock that the aggregate proceeds to the Corporation from the exercise of such rights or warrants for Common Stock would purchase at such Current Common Stock Market Price, and the denominator of which shall be the sum of (X) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (Y) the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights or warrants. Such adjustment shall become effective immediately after the opening of business on the day immediately following such record date. In determining whether any rights or warrants entitle the holders of Common Stock to subscribe for or purchase shares of Common Stock at a per share price that is less than such Current Common Stock Market Price, all consideration received by the Corporation upon issuance and upon exercise of such rights or warrants shall be taken into account, the value of such consideration, if in a form other than cash, to be determined by the Board of Directors in the reasonable exercise of their business judgment.

(g) Additional Adjustment of Conversion Ratio and Liquidation Preference. In the event that any of the Series A Preferred Stock remains outstanding on the one hundred eightieth (180th) day after the Issue Date, then, each of the Conversion Ratio and Liquidation Preference shall immediately be adjusted, such that, immediately following such adjustment, each of the Conversion Ratio and the Liquidation Preference, as adjusted, is equal to the product of one hundred and ten percent (110%) multiplied by the amount of the Conversion Ratio and the Liquidation Preference, respectively, in effect immediately prior to such adjustment.

(h) Notice of Adjustment of Conversion Ratio. Whenever the Conversion Ratio is adjusted as herein provided, the Corporation shall prepare a notice of such adjustment of the Conversion Ratio setting forth the adjusted Conversion Ratio and the effective date of such adjustment and shall mail such notice of such adjustment of the Conversion Ratio to the holders of the Series A Preferred Stock at such holders’ last address as shown on the stock records of the Corporation.

(i) Other Adjustments to Conversion Ratio. In the event the Corporation takes any action that affects the Common Stock in a manner that could materially adversely affect the conversion rights of the holders of the Series A Preferred Stock or the value of such conversion rights (which action is not otherwise contemplated by this Section 6), the Conversion Ratio for the Series A Preferred Stock shall promptly be adjusted, to the extent permitted by law, as the Board of Directors, in the exercise of its reasonable business judgment, shall determine to be equitable in the circumstances.

(j) Reservation, Validity, Listing and Securities Law Compliance With Respect to Shares of Common Stock.

(i) The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock for the purpose of effecting conversion of the Series A Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding Series A Preferred Stock not therefore converted.

(ii) The Corporation covenants that any shares of Common Stock issued upon the conversion of the Series A Preferred Stock shall be validly issued, fully paid and non-assessable.

(iii) The Corporation shall endeavor to list the shares of Common Stock required to be delivered upon conversion of the Series A Preferred Stock, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding Common Stock is listed at the time of such delivery.

(iv) Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series A Preferred Stock, the Corporation shall comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof, by any governmental authority.

(k) Transfer Taxes. The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock or other securities or property on conversion of the Series A Preferred Stock pursuant hereto;

provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock or other securities or property in a name other than that of the holder of the Series A Preferred Stock to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

Section 7. No Reissuance. All shares of Series A Preferred Stock that have been issued and reacquired in any manner by the Corporation (including, without limitation, shares of Series A Preferred Stock which have been surrendered for conversion) shall be returned to the status of authorized but unissued shares of Series A Preferred Stock and shall not be re-issued as Series A Preferred Stock or transferred by the Corporation without the written consent of TPG (regardless of whether TPG or any of its affiliates owns any shares of Series A Preferred Stock); provided, however, that the Corporation may, at any time, reclassify such shares of Series A Preferred Stock as Common Stock or another series of Preferred Stock without the consent of TPG.

Section 8. Stockholder Rights Plans. If the Corporation has a stockholders rights plan in effect with respect to the Common Stock on the Conversion Date, upon conversion of any shares of the Series A Preferred Stock, holders of such shares shall receive, in addition to the shares of Common Stock, the rights under the stockholders rights plan relating to such Common Stock, unless, prior to the Conversion Date, the rights have (i) become exercisable or (ii) separated from the shares of Common Stock (the first of such events to occur being the “Trigger Event”), in either of which cases the Conversion Ratio shall be adjusted, effective automatically at the time of such Trigger Event, as if the Corporation had made a distribution of such rights to all holders of the Common Stock as described in Section 6(f)(ii), subject to appropriate readjustment in the event of the expiration, termination or redemption of such rights prior to the exercise, deemed exercise or exchange thereof. Notwithstanding the foregoing, to the extent any such stockholder rights are exchanged by the Corporation for shares of Common Stock, the Conversion Ratio shall be appropriately readjusted as if such stockholders rights had not been issued, but the Corporation had instead issued the shares of Common Stock issued upon such exchange as a dividend or distribution of shares of Common Stock to which Section 6(f)(i) would apply. In addition, notwithstanding the foregoing, to the extent that the stockholders rights plan in effect with respect to the Common Stock on the Conversion Date granted substantially equivalent rights to the Series A Preferred Stock, then the Conversion Ratio shall not be adjusted pursuant to this Section 8 for such stockholders rights plan.

Section 9. Amendment. Subject to Section 3, this Certificate of Designation of the Series A Contingent Convertible Preferred Stock as in effect from time to time may be amended as provided by the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, AV HOMES, INC. has caused this certificate to be signed in its name and on its behalf by its President and witnessed by its Secretary on June 19th, 2013.

AV HOMES, INC.

By:	/s/ Roger A. Cregg
Name:	Roger A. Cregg
Title:	President & CEO

WITNESS

By:	/s/ Dave M. Gomez
Name:	Dave M. Gomez
Title:	Executive Vice President, General Counsel &
Secretary

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